CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
4.250% InterNotes® Due January 15, 2011	$36,360,000	$1,428.95
(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $3,463.81 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-115248) filed by National Rural Utilities Cooperative Finance Coporation on May 6, 2004, and have been carried forward, of which $1,428.95 offset against the registration fee due for this offering and of which $2,034.86 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Under Rule 424(b)(3), Registration Statement No. 333-155631
Pricing Supplement Number 174 Dated 01/26/2009
(To: Prospectus Dated November 24, 2008 and Prospectus Supplement Dated: November 26, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FKD7	$36,360,000.00	100.000%	0.550%	$36,160,020.00	FIXED	4.250%	QUARTERLY	01/15/2011	04/15/2009	$8.97	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp	Offering Dates: January 26, 2009 through January 26, 2009
Trade Date: Monday, January 26, 2009 @12:00 PM ET
Settle Date: Thursday, January 29, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital, LLC , Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

National Rural Utilities Cooperative Finance Corporation InterNotes Prospectus Dated 24-Nov-08 and Prospectus Supplement Dated: 26-Nov-08